SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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AMGEN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2004

DEAR STOCKHOLDER:

      You are invited to attend the Annual Meeting of Stockholders of Amgen Inc. to be held on Thursday, May 13, 2004, at 10:30 A.M., local time, at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401.

      At this year’s meeting you will be asked to: (i) elect four directors; (ii) ratify the selection of the Company’s independent auditors; and (iii) transact such other business as may properly come before the meeting or any adjournment thereof, including the consideration of two stockholder proposals if such proposals are properly presented at the meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

      Your Board of Directors unanimously believes that election of its nominees for directors and approval of the ratification of its selection of independent auditors are in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote FOR election of the nominees for directors and the ratification of the selection of Ernst & Young LLP as independent auditors. The Board of Directors unanimously believes that the stockholder proposals are not in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote AGAINST each of the two stockholder proposals.

      In addition to the formal business to be transacted, management will make a presentation on developments of the past year and respond to comments and questions of general interest to stockholders.

      If you plan to attend the Annual Meeting, you will need an admittance ticket. For instructions on how to obtain an admittance ticket, please read “Information Concerning Voting and Solicitation—Attendance at the Annual Meeting” in this proxy statement.

      It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by phone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Sincerely,

Kevin W. Sharer
Chairman of the Board,
Chief Executive Officer and President

AMGEN INC.

One Amgen Center Drive
Thousand Oaks, California 91320-1799

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2004

TO THE STOCKHOLDERS OF AMGEN INC.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amgen Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 13, 2004, at 10:30 A.M., local time, at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401, for the following purposes:

1.	To elect four directors to a three-year term of office expiring at the 2007 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof, including the consideration of two stockholder proposals, if such proposals are properly presented at the meeting.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on March 19, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

David J. Scott
Secretary

Thousand Oaks, California
April 9, 2004

      PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE.

INFORMATION CONCERNING VOTING AND SOLICITATION
ITEM 1 ELECTION OF DIRECTORS
ITEM 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 3 STOCKHOLDER PROPOSALS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
Compensation and Management Development Committee Report
Compensation and Management Development Committee Interlocks and Insider Participation
Performance Graph*
AUDIT MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
Appendix I
Appendix II

AMGEN INC.

One Amgen Center Drive
Thousand Oaks, California 91320-1799

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Amgen Inc., a Delaware corporation (the “Company” or “Amgen”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 13, 2004, at 10:30 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 9, 2004 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401.

Who Can Vote

      You are entitled to vote if you were a stockholder of record of Amgen common stock (the “Common Stock”) as of the close of business on March 19, 2004. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

      At the close of business on March 19, 2004, 1,293,029,625 shares of Common Stock were outstanding and entitled to vote. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

Proxy Card and Revocation of Proxy

      If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy in favor of the election of all of the director nominees, in favor of ratification of the selection of Ernst & Young LLP as the independent auditors for the year ending December 31, 2004, and against the two stockholder proposals, if such proposals are properly presented at the meeting. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, other than the two stockholder proposals described in this Proxy Statement, no other stockholder proposal or nomination was received on a timely basis so no such matters may be brought to a vote at the Annual Meeting.

      If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may revoke your proxy by sending to the Company’s Secretary at the Company’s principal office at One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 27-4-A, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting of Shares

      Stockholders of record on March 19, 2004 are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the meeting. You may vote by attending the meeting and voting in person. You also may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

      All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes and abstentions. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

      Directors are elected by a plurality of votes cast, so abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. The ratification of the selection of Ernst & Young LLP and the two stockholder proposals, if properly presented at the Annual Meeting, require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against such proposals and broker non-votes will have no effect on the result of the votes on such proposals.

Solicitation of Proxies

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names that are beneficially owned by others to forward to these beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such services. In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $8,000, plus reasonable out-of-pocket expenses.

Attendance at the Annual Meeting

      In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of Common Stock as of the close of business on March 19, 2004. To receive an admittance ticket, you will need to complete and return the postage paid reply card attached to this Proxy Statement. If you elected electronic delivery of this Proxy Statement, you will receive an e-mail with instructions for obtaining an admittance ticket.

ITEM 1

ELECTION OF DIRECTORS

      Under the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

      Directors are elected by a plurality of the votes, which means the four nominees who receive the largest number of properly cast votes will be elected as directors. Each share of Common Stock is entitled to one vote for each of the four director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

      Mr. Frank J. Biondi, Jr., Mr. Jerry D. Choate, Mr. Frank C. Herringer and Dr. Gilbert S. Omenn are all nominees for election to the Board. Each of the nominees would serve until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. If elected at the Annual Meeting, Mr. Biondi, Mr. Choate, Mr. Herringer and Dr. Omenn would each serve until the 2007 Annual Meeting.

      Set forth below is biographical information for each nominee and for each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2007 Annual Meeting

FRANK J. BIONDI, JR.

      Mr. Frank J. Biondi, Jr., age 59, has served as a director of the Company since January 2002. Since March 1999, he has served as Senior Managing Director of WaterView Advisors LLC, an investment advisor organization. From April 1996 to November 1998, Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc. From July 1987 to January 1996, Mr. Biondi served as President and Chief Executive Officer of Viacom, Inc. Mr. Biondi is a director of Harrahs Entertainment, Inc., Hasbro, Inc., The Bank of New York Company, Inc. and Vail Resorts, Inc.

JERRY D. CHOATE

      Mr. Jerry D. Choate, age 65, has served as a director of the Company since August 1998. From January 1995 to January 1999, Mr. Choate served as Chairman of the Board and Chief Executive Officer of The Allstate Corporation (“Allstate”), an insurance holding company. From August 1994 to January 1995, Mr. Choate served as President and Chief Executive Officer of Allstate and had previously held various management positions at Allstate since 1962. Mr. Choate is a director of Valero Energy Corporation and serves on the Board of Trustees for the Van Kampen Mutual Funds.

FRANK C. HERRINGER

      Mr. Frank C. Herringer, age 61, has been Chairman of the Board of Transamerica Corporation (“Transamerica”), a financial services company, since 1995. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999. From 1999 to 2000, Mr. Herringer served on the Executive Board of Aegon N.V. and as Chairman of the Board of Aegon U.S.A. Mr. Herringer is a director of AT&T Corp., The Charles Schwab Corporation and Unocal Corporation. Mr. Herringer was identified as a possible candidate by a non-employee member of the Board.

GILBERT S. OMENN

      Dr. Gilbert S. Omenn, age 62, has served as a director of the Company since January 1987. Since September 1997, he has been Professor of Internal Medicine, Human Genetics and Public Health at the University of Michigan. From September 1997 to July 2002, Dr. Omenn also served as Executive Vice President for Medical Affairs and as Chief Executive Officer of the University of Michigan Health System. From July 1982 to September 1997, Dr. Omenn was the Dean of the School of Public Health and Community Medicine and Professor of Medicine at the University of Washington. Dr. Omenn is a director of Rohm & Haas Co.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

Directors Continuing in Office Until the 2005 Annual Meeting

DAVID BALTIMORE

      Dr. David Baltimore, age 66, has served as a director of the Company since June 1999. Since October 1997, Dr. Baltimore has been the President of the California Institute of Technology. From July 1995 to October 1997, Dr. Baltimore was an Institute Professor at the Massachusetts Institute of Technology (“MIT”), and from July 1994 to October 1997, the Ivan R. Cottrell Professor of Molecular Biology and Immunology at MIT. Dr. Baltimore is a director of BB Biotech, AG, a Swiss investment company, and MedImmune, Inc. In 1975, Dr. Baltimore was the co-recipient of the Nobel Prize in Medicine.

EDWARD V. FRITZKY

      Mr. Edward V. Fritzky, age 53, has served as a director of the Company since July 2002 and is currently employed by the Company as a special advisor. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the board of directors of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, Mr. Fritzky was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company. Mr. Fritzky is a director of Geron Corporation, SonoSite, Inc. and Jacobs Engineering Group Inc.

JUDITH C. PELHAM

      Ms. Judith C. Pelham, age 58, has served as a director of the Company since May 1995. Since May 2000, Ms. Pelham has been President and CEO of Trinity Health, a national system of healthcare facilities, including hospitals, long-term care, home care, psychiatric care, residences for the elderly and ambulatory care, and the third largest Catholic healthcare system in the U.S. From January 1993 to April 2000, Ms. Pelham was the President and Chief Executive Officer of Mercy Health Services, a system of hospitals, home care, long-term care, ambulatory services and managed care established to carry out the health ministry sponsored by the Sisters of Mercy Regional Community of Detroit. From 1982 to 1992, Ms. Pelham was President and Chief Executive Officer of Daughters of Charity Health Services, Austin, Texas, a network of hospitals, home care and ambulatory services serving central Texas.

KEVIN W. SHARER

      Mr. Kevin W. Sharer, age 56, has served as a director of the Company since November 1992. Since May 2000, Mr. Sharer has been Chief Executive Officer and President of the Company and has also been Chairman of the Board since December 2000. From October 1992 to May 2000, Mr. Sharer served as President and Chief Operating Officer of the Company. From April 1989 to October 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation, a telecommunications company. From February 1984 to March 1989, Mr. Sharer held numerous executive capacities at General Electric Company. Mr. Sharer is a director of Unocal Corporation, 3M Company and Northrop Grumman Corporation.

Directors Continuing in Office Until the 2006 Annual Meeting

FREDERICK W. GLUCK

      Mr. Frederick W. Gluck, age 68, has served as a director of the Company since February 1998. Mr. Gluck is the former managing partner of McKinsey & Company, Inc. (“McKinsey”), an international management consulting firm. He served with McKinsey from 1967 to 1995 and led the firm as its Managing Director from 1988 to 1994, when he retired to join Bechtel Group, Inc., an engineering, construction and project management company, where he served as Vice Chairman and Director. Mr. Gluck retired from Bechtel in July 1998. He rejoined McKinsey as a consultant in 1998 and continued in that role until July 2003. Mr. Gluck is a director of HCA Inc. and Thinking Tools, Inc.

FRANKLIN P. JOHNSON, JR.

      Mr. Franklin P. Johnson, Jr., age 75, has served as a director of the Company since October 1980. He is the general partner of Asset Management Partners, a venture capital limited partnership. Mr. Johnson serves as the Vice President, Chief Financial Officer and Secretary of Indo Pacific Investment Company, a privately held investment company. Mr. Johnson has been a private venture capital investor for more than five years. Mr. Johnson is a director of Applied MicroCircuits Corporation.

J. PAUL REASON

      Admiral J. Paul Reason, USN (Retired), age 62, has served as a director of the Company since January 2001. Since July 2000, he has been the President and Chief Operating Officer of Metro Machine Corporation, a privately held ship repair company. From December 1996 to September 1999, Admiral Reason was a Four Star Admiral and Commander-In-Chief of the U.S. Atlantic Fleet of the U.S. Navy. From August 1994 to November 1996, Admiral Reason served as Deputy Chief of Naval Operations. From June 1965 to July 1994, Admiral Reason served in numerous capacities, both at sea and ashore, in the U.S. Navy. Admiral Reason is a director of Wal-Mart Stores, Inc. and Norfolk Southern Corporation.

DONALD B. RICE

      Dr. Donald B. Rice, age 64, has served as a director of the Company since October 2000. Dr. Rice is Chairman of the Board of Agensys, Inc., a private biotechnology company, and has been Chief Executive Officer and President of Agensys, Inc. since its founding in late 1996. From March 1993 until August 1996, Dr. Rice was President and Chief Operating Officer and a director of Teledyne, Inc., a diversified technology-based manufacturing company with major segments in specialty metals and aerospace. Dr. Rice is a director of Wells Fargo & Company, Unocal Corporation and Vulcan Materials Company.

LEONARD D. SCHAEFFER

      Mr. Leonard D. Schaeffer, age 58, has served as a director of the Company since March 2004. Since 1992, Mr. Schaeffer has been Chairman of the Board of Directors and Chief Executive Officer of WellPoint Health Networks Inc., an insurance organization that owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, Blue Cross and Blue Shield of Wisconsin and various other organizations. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. He is Chairman of the Board of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer is a director of Allergan, Inc.

Board Meetings and Committees

      The Board maintains charters for select committees. In addition, the Board has adopted a written set of corporate governance principles and a directors’ code of conduct that generally formalize practices already in place at the Company. To view the charters of the Audit, Compensation and Management Development and Governance and Nominating Committees, the corporate governance principles and the directors’ code of conduct, please visit the Company’s website at www.amgen.com.(1) The Board has determined that all nominees for election to the Board at the 2004 Annual Meeting and all continuing directors are independent under the revised listing standards of The Nasdaq Stock Market, Inc. (“NASDAQ”), except for Messrs. Sharer and Fritzky.

      The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent auditors (when appropriate) the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K and earnings press releases. The Board has approved a charter of the Audit Committee that is included in this Proxy Statement as Appendix I. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. During the year ended December 31, 2003, the Audit Committee met eight times. Mr. Biondi serves as Chairman and Mr. Choate, Mr. Johnson, Dr. Omenn, Ms. Pelham and Ms. Sueltz serve as members of the Audit Committee. The Board has determined that each of Messrs. Biondi, Choate and Johnson is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and each is independent under the revised listing standards of NASDAQ. The Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication.

      The Compensation and Management Development Committee (the “Compensation Committee”) is responsible for assessing the overall compensation structure of the Company and for administering and reviewing all executive compensation programs, incentive compensation plans and equity-based plans. Additionally, the Compensation Committee is responsible for reviewing and evaluating the performance of the Company’s executive officers (including the Chief Executive Officer) and setting compensation for executive officers based on such evaluations. The Compensation Committee is also responsible for overseeing succession planning for senior management. During the year ended December 31, 2003, the Compensation Committee met five times. Mr. Choate serves as Chairman and Mr. Gluck, Mr. Lazarus, Adm. Reason and Dr. Rice serve as members of the Compensation Committee.

      The Governance and Nominating Committee (the “Governance Committee”) oversees the corporate governance and Board membership matters of the Company. The Governance Committee is responsible for developing and overseeing the Board’s corporate governance principles and a code of conduct applicable to members of the Board, officers and employees of the Company, and for monitoring the independence of the Board. The Governance Committee also determines Board membership qualifications, selects, evaluates, and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board, and is responsible for director education. The Governance Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and such guidelines are included in this Proxy Statement as Appendix II. Additionally, the Governance Committee selects and recommends to the Board nominees for appointment as officers of the Company. During the year ended December 31, 2003, the Governance Committee met four times. Dr. Rice serves as Chairman and Mr. Gluck, Mr. Johnson and Ms. Sueltz serve as members of the Governance Committee.

      The Executive Committee has all the powers and authority of the Board in the management of the business and affairs of the Company, except with respect to certain enumerated matters including Board composition and compensation, changes to the Company’s charter, or any other matter expressly prohibited by law or the Company’s charter. During the year ended December 31, 2003, the Executive Committee met eight times. Mr. Sharer serves as Chairman, and Mr. Biondi, Mr. Choate, Mr. Johnson and Dr. Rice serve as members of the Executive Committee.

(1)	This website address is not intended to function as a hyperlink, and the information contained on the Company’s website is not intended to be a part of this Proxy Statement.

      The New Hire Stock Option Committee approves certain stock option grants to eligible plan participants, excluding executive officers, when either the Board or the Compensation Committee is not in session. The New Hire Stock Option Committee has the authority to make one-time grants within approved guidelines to eligible new employees in connection with their commencement of employment with the Company or its eligible affiliates. The Compensation Committee routinely reviews stock option grants approved by the New Hire Stock Option Committee. During the year ended December 31, 2003, the New Hire Stock Option Committee did not meet, but did take action by written consent. Mr. Sharer serves as the sole member of the New Hire Stock Option Committee.

      The Strategy Committee meets with management of the Company to review research strategies and proposals for collaborations and licensing of technology. During the year ended December 31, 2003, the Strategy Committee met three times. Mr. Lazarus serves as Chairman, and Dr. Baltimore, Dr. Omenn, Ms. Pelham and Adm. Reason serve as members of the Strategy Committee.

      The Board of Directors held seven meetings during the year ended December 31, 2003. During the year ended December 31, 2003, all of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. The Board expects all directors to attend the annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. All members of the Board were present at the 2003 annual meeting of stockholders.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors for the year ending December 31, 2004, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since the Company’s inception in 1980. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Ernst & Young as the Company’s independent auditors is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of Ernst & Young.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.

ITEM 3

STOCKHOLDER PROPOSALS

      Certain stockholders have informed the Company that they intend to present the following proposals at the Annual Meeting. If the stockholders or their respective representatives, who are qualified under Delaware law, are present at the Annual Meeting and submit their respective proposals for a vote, then the stockholder proposals will be voted upon at the Annual Meeting. In accordance with the Federal securities laws, the stockholder proposals and supporting statements are presented below exactly as submitted by the stockholders and are quoted verbatim and are in italics. The Company disclaims all responsibility for the content of the proposals and the supporting statement. FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS EACH OF THE STOCKHOLDER PROPOSALS, THE BOARD STRONGLY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSALS.

Stockholder Proposal #1

      Walden Asset Management, a division of Boston Trust & Investment Management Company, 40 Court Street, Boston, MA 02108, owner of 90,000 shares of Common Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

Equal employment opportunity (EEO) is an important issue for corporate shareholders, employees and management, especially as the workforce becomes more diverse. According to the bipartisan Glass Ceiling Commission report, a positive diversity record also makes a positive impact on the bottom line.

Yet, while women and minorities comprise two thirds of our population and 57% of the United States workforce, the Commission found that they represent little more than 3% of executive-level positions. Various projections indicate that women and minorities will constitute 62% of the workforce by 2005.

Workplace discrimination has created a significant burden for shareholders due to the high cost of litigation and potential loss of government contracts. Such litigation also damages a company’s reputation. In the pharmaceutical, petroleum and consumer products industries, discrimination lawsuits have resulted in a financial impact on shareholders that adds up to billions of dollars.

The Glass Ceiling Commission recognized that “public disclosure of diversity data— specifically data on the most senior positions— is an effective incentive to develop and maintain innovative, effective programs to break the glass ceiling barriers.” The Commission recommended that both the public and private sectors work toward increased public disclosure of diversity data.

“Accurate data on minorities and women can show where progress is or is not being made in breaking glass ceiling barriers,” observed the Commission. Under Title VII of the Civil Rights Act of 1964, private sector employers with 100 or more employees must prepare annually an “Employer Information Report EEO-1”.

More than 200 major U.S. corporations disclose EEO-1 reports to shareholders. These include companies that have experienced large racial and gender discrimination lawsuits; for example, Texaco, Shoney’s, Denny’s, Home Depot and Coca-Cola.

Amgen considers its EEO-1 report to be confidential and proprietary. In contrast, other leading pharmaceutical companies have disclosed comprehensive EEO-1 data including Abbott Laboratories, Bristol-Myers Squibb, Johnson & Johnson, Merck and Pfizer.

Amgen has demonstrated leadership on many corporate social responsibility issues and has been recognized by Fortune and Business Ethics magazines as among their “100 Best” companies. Amgen also confirmed its commitment to equal employment opportunity by submitting to the U.S. Supreme Court in 2003 a brief supporting the University of Michigan’s affirmative action admissions policy.

Greater transparency fosters equal opportunity in the workplace. We believe Amgen should extend its record of leadership by joining the hundreds of other companies that have committed to EEO disclosure.

RESOLVED: The shareholders request our company prepare a report, at reasonable cost and omitting confidential information, within four months of the annual meeting, including the following:

1. A chart identifying employees according to their gender and race in each of the nine major EEOC-defined job categories for the last three years, listing numbers or percentages in each category;

2. A summary description of any affirmative action policies and programs to improve performances, including job categories where women and minorities are underutilized;

3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females or minorities.

Board Response to Stockholder Proposal #1

      The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #1 for the following reasons:

      The stockholder proposal requests that the Company prepare a report including, among other information, a chart similar to that which is known as an EEO-1, which Amgen and other private employers prepare and file on a confidential basis with the Equal Employment Opportunity Commission. An EEO-1 report categorizes a company’s employee population according to sex and race in certain EEOC-predefined job categories that do not take into account any company or industry specific factors, rendering the data susceptible to misinterpretation and ineffective as a means for comparing one company’s commitment to equal employment opportunity with another. For this reason, EEO-1 data are not necessarily representative of a company’s diversity programs or initiatives aimed at fostering equal employment opportunity.

      Amgen’s corporate culture values diversity and fosters a positive work environment for all employees, including women and minorities. This is well recognized:

•	Amgen received the Workforce Diversity Achievement Award from Equal Opportunity Publications in recognition of its commitment to equal employment opportunity.

•	Black Collegian Magazine named Amgen among the Top Diversity Employers for 2003.

•	Amgen tied for number one in Pharmaceutical Executive’s 2003 ranking of the most ethical companies in the pharmaceutical and biotechnology industries.

•	Amgen ranked third in Science Magazine’s 2003 survey of top employers in the biotechnology and pharmaceutical industries.

•	Amgen ranked 33rd in Fortune’s “100 Best Companies to Work For in America” in 2003.

      As the proponent of the stockholder proposal notes in its proposal, Amgen has demonstrated leadership on many corporate social responsibility issues and consistently has evidenced a commitment to equal employment opportunity. We have taken, and continue to take, steps to advance in this area, and we are proud of the diversity of our workforce and the strength of our diversity initiatives. Amgen’s comprehensive diversity programs include mandatory diversity training and education sessions for all staff members, Company-sponsored women and minority employee associations, active recruitment and outreach efforts targeting women and minorities (including a variety of women and minority-focused career fairs and leadership summits), scholarship programs for minority science students, and sponsorship of diversity conferences.

      Amgen does not believe that publicizing EEO-1 data and preparing the other information requested by the stockholder proposal would further the goal of equal employment opportunity in any meaningful way. EEO-1 data are gathered in response to a specific governmental requirement that is tailored to yield generalized data across all categories of private employers rather than to address the specific circumstances of Amgen or comparable companies. As a result, EEO-1 data are susceptible to manipulation or misinterpretation, potentially by those with interests adverse to Amgen. Furthermore, preparation of such a report would cost Amgen time and effort, without any commensurate benefit, either to Amgen or the goal of equal employment opportunity. In sum, we do not believe it is in Amgen’s best interests, or the best interests of our shareholders, to disseminate this information, particularly since doing so would needlessly divert valuable resources from the Company’s business.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for Stockholder Proposal #1. For more information about Amgen and its aspirations, goals and values, please visit the Company’s website.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #1.

Stockholder Proposal #2

      The SEIU Master Trust, 1313 L Street, N.W., Washington, D.C. 20005, owner of 40,812 shares of Common Stock, has notified the Company that it intends to present the following proposal at the Annual Meeting:

RESOLVED, that the stockholders of Amgen Inc. (“Amgen”) urge the Board of Directors to adopt a policy that the cost of stock options granted to employees and directors be recognized as an expense on Amgen’s income statement.

Supporting Statement

In recent years, there has been an explosion in the use of stock options to compensate executives and directors. Between 1993 and 2000, the percentage of executive pay awarded in the form of stock options jumped from 30.4% to 68.8%, according to Standard & Poor’s. During that time, average CEO compensation increased more than five-fold. Compensation consultant Pearl Meyer & Partners reported in “2002 Equity Stake” that allocations of shares to equity compensation plans continued to climb in 2002.

Stock options comprise an important part of Amgen’s executive compensation. From 2000 through 2002, CEO Kevin Sharer was granted options to buy 1.35 million shares of Amgen common stock, with an aggregate potential realizable value of $55,552,720 or $129,461,462, depending on the return assumption used. Amgen has elected to disclose the effect of options on earnings per share in a footnote, rather than expensing them, as permitted by current accounting standards.

We believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Stock options are a form of compensation; they have value to the recipient and a cost to the company. Moreover, the failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst’s Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor’s recently began calculating a “core earnings” figure in which the cost of options is treated as an expense.

Expensing fixed stock option awards will also eliminate a disincentive to award indexed and contingent-vesting options, which tie compensation more closely to company rather than market or industry performance and which must be expensed. The Conference Board’s Commission on Public Trust and Private Enterprise recently recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

We are concerned that not expensing stock options may lead to abuse by companies that see them as “free money.” As Standard & Poor’s has put it, “when something is significantly underpriced, it is often also substantially overconsumed.” We believe this concern is relevant to Amgen, since Institutional Shareholder Services, the largest proxy advisory service, has calculated that the total potential voting power dilution of Amgen’s equity compensation plans stands at %.

Voluntarily expensing stock options signals to the market that a company is committed to transparency and corporate governance best practices. As of September 3, 2003, 356 companies had announced they would begin expensing stock options, according to Bear Stearns. Amgen should join them.

I urge shareholders to vote for this proposal.

Board Response to Stockholder Proposal #2

      The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #2 for the following reasons:

      After carefully considering the changes suggested in the proposal submitted by the SEIU Master Trust, the Board of Directors believes the Company’s current accounting practices with respect to stock options provide financial statements that allow meaningful comparison between companies of similar size or in the same industry and are complete and transparent. Furthermore, adopting the proposed change with respect to how the Company accounts for stock options at this time would be premature given that the Financial Accounting Standards Board (“FASB”) is currently evaluating changes to the rules for accounting for stock options, which are expected to be effective in 2005 for publicly-held companies, such as Amgen. Accordingly, we believe it is appropriate to continue with our current accounting method for stock options at the present time for the following reasons:

•	Changing our method of accounting for stock options at this time would negatively affect comparability. We believe it is generally in the Company’s and its stockholders’ best interests when given a choice under accounting principles generally accepted in the U.S. (“U.S. GAAP”) to follow the most widely used industry practice. Currently under U.S. GAAP, companies may choose to account for stock options under either what is referred to as (1) the intrinsic value method, as prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations or (2) the fair value method, as prescribed in Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” as amended. While certain U.S. companies have recently changed their accounting for stock options to adopt the fair value method, the most widely used method, and the method that is followed by the Company, remains accounting for stock options under the principles of the intrinsic value method and fully disclosing within the notes to the financial statements what the impact on operating results would be had the fair value method been utilized. Based on the most recent filings with the Securities and Exchange Commission as of March 15, 2004, all of the twenty-eight companies included in the Amex Biotech and S&P Pharma and Biotech indices employ the intrinsic value method to account for stock options. As the Company’s current accounting method remains the predominate method and provides complete information to evaluate the Company’s results of operations, including the impact of accounting for stock options under the fair value method, we believe that changing our accounting method at this time could negatively affect comparability and would be against the best interests of our stockholders.

•	Our current stock option accounting policy and disclosures are complete and transparent. Although we account for stock options under the intrinsic value method, the first note to the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission, and publicly available, discloses what the impact on our reported operating results, including earnings per share, would have been had we followed the fair value method of accounting. We believe that this disclosure, together with the extensive additional information on the Company’s use of stock options included in our Annual Reports on Form 10-K and our Annual Proxy Statements, provides stockholders and investors with complete, transparent information on which to evaluate such impact and to make informed decisions.

•	The accounting standard setting body is currently evaluating this matter and it is expected to issue a final statement effective for 2005. We believe it is prudent to await the final rules. It is our understanding that the FASB plans to shortly issue for public comment an “Exposure Draft” outlining their final proposed changes to the rules for accounting for stock options, which is expected to require the use of the fair value method of accounting, with a mandatory adoption date of January 1, 2005 for calendar year-end companies such as Amgen. We believe it is in the best interests of the Company and its stockholders to await consensus and final direction from the FASB prior to implementing such a significant change in accounting, if required. Modifying our accounting practices before the deliberations of the FASB have concluded, especially considering the level of uncertainty and debate over this issue, may result in having to make multiple changes to our financial statements, resulting in less clarity and comparability. We strongly support the establishment of standards of accounting and reporting that ensure the integrity and comparability of financial statements across all companies and periods. We believe the best way to achieve these objectives is to retain our current accounting method and await the FASB’s final rules on accounting for stock options prior to making any related decisions. Upon issuance by the FASB of the final rules in this area, we will promptly comply with such requirements.

      In summary, the Company currently is accounting for stock options in accordance with U.S. GAAP and in a manner that the Board of Directors believes is in the best interests of the Company and its stockholders. The Company’s current policy of full and complete disclosure within the notes to its quarterly and annual consolidated financial statements provides investors all relevant information necessary to make sound judgments as to the impact of stock options on the Company’s operating results. We also believe the Company’s stockholders are best served by utilizing comparable and meaningful financial statements. Adopting a methodology that is inconsistent with the majority of the Company’s competitors and peers would make it more difficult for investors and stockholders to compare our performance to other companies. Finally, we believe it is premature for the Company to consider changing its method of accounting for stock options until this issue has been fully evaluated and finalized by the FASB. The Company plans to continue to evaluate its accounting for stock options in light of ongoing developments.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for Stockholder Proposal #2.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #2.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

Common Stock

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 9, 2004, by: (i) each director and nominee; (ii) the Company’s Chief Executive Officer, and each of its other four most highly compensated executive officers (collectively the “Named Executive Officers”) for the year ended December 31, 2003; and (iii) all directors and nominees, Named Executive Officers and executive officers of the Company as a group. To the Company’s knowledge, there were no holders beneficially owning more than 5% of the Company’s Common Stock as of March 9, 2004.

	Common Stock
	Beneficially Owned(1)(2)

	Number of	Percent
Beneficial Owner	Shares	of Total

David Baltimore	127,600	*
Frank J. Biondi, Jr.	92,000	*
Jerry D. Choate	144,000	*
Edward V. Fritzky(3)	1,434,526	*
Frederick W. Gluck	85,000	*
Frank C. Herringer(4)	6,365	*
Franklin P. Johnson, Jr.(5)	1,854,079	*
Steven Lazarus	266,543	*
Gilbert S. Omenn(6)	300,038	*
Judith C. Pelham	100,000	*
J. Paul Reason	92,050	*
Donald B. Rice	112,000	*
Leonard D. Schaeffer	0
Patricia C. Sueltz	92,000	*
Kevin W. Sharer(7)	552,511	*
George J. Morrow	230,000	*
Roger M. Perlmutter	262,750	*
Dennis M. Fenton(8)	559,396	*
Richard D. Nanula	300,000	*
All directors and nominees, Named Executive Officers and executive officers as a group (25 individuals) (3)(4)(5)(6)(7)(8)(9)	7,263,569	*

*	Less than 1%

(1)	Information in this table regarding directors and nominees, Named Executive Officers and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares, except for Mr. Herringer, Mr. Sharer and Dr. Bonanni and Dr. Fenton who have shared voting and/or investment power through their respective trusts.

(2)	Includes shares which the individuals shown have the right to acquire as of March 9, 2004, or within 60 days thereafter, pursuant to outstanding stock options, as follows: Dr. Baltimore, 124,000 shares; Mr. Biondi, 92,000 shares; Mr. Choate, 140,000 shares; Mr. Fritzky, 1,184,000 shares; Mr. Gluck, 80,000 shares; Mr. Johnson, 135,600 shares; Mr. Lazarus, 117,200 shares; Dr. Omenn, 135,600 shares; Ms. Pelham, 96,000 shares; Adm. Reason, 92,000 shares; Dr. Rice, 108,000 shares; Ms. Sueltz, 92,000 shares; Mr. Sharer,

523,354 shares; Mr. Morrow, 220,000 shares; Dr. Perlmutter, 195,000 shares; Dr. Fenton, 425,801 shares; Mr. Nanula, 215,000 shares. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

(3)	Includes 1,056 shares held by Mr. Fritzky’s children.

(4)	These shares are held by family trusts.

(5)	Includes 720,800 shares held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have voting and investment power as to all of these shares, and therefore may be deemed to be a beneficial owner of such shares. Excludes 848,888 shares held by Mr. Johnson’s wife; Mr. Johnson disclaims beneficial ownership of such shares.

(6)	Includes 5,250 shares held by one of Dr. Omenn’s children.

(7)	Includes 19,301 shares held by a family trust.

(8)	Includes 133,595 shares held by family trusts.

(9)	Includes 1,100 shares held by Dr. Fabrizio Bonanni’s children and 6,901 shares held by a family trust.

Contractual Contingent Payment Rights

      In 1993, the Company exercised its option to purchase the Class A and Class B limited partnership interests of Amgen Clinical Partners, L.P. (the “Partnership”), a limited partnership previously formed to develop and commercialize products from certain technologies for human pharmaceutical use in the United States. As a result of the Company exercising such option, each then-holder of a limited partnership interest in the Partnership acquired contractual contingent payment rights based on the number of such holder’s interests. The contractual contingent payment rights are not voting securities but entitle the holders thereof to receive quarterly payments, subject to certain adjustments, equal to a stated percentage of the Company’s sales of certain products in specified geographic areas. In 2003, holders earned $166,919 for each whole contractual contingent payment right held. The following table sets forth certain information regarding the ownership of the Company’s contractual contingent payment rights as of March 9, 2004, by: (i) each director and nominee; (ii) each of the Named Executive Officers; (iii) all directors and nominees, Named Executive Officers and executive officers as a group; and (iv) holders known by the Company to be beneficial owners of more than 5%:

	Contractual
	Contingent Payment
	Rights Beneficially
	Owned(1)

	Number	Percent
Beneficial Owner	of Rights	of Total

PaineWebber Development Corp.(2)	88.0	10.5
1285 Avenue of the Americas, 13th Floor
New York, NY 10017
Royalty Pharma Finance Trust	64.7	7.7
c/o RP Management LLC as Administrator
675 Third Avenue, Suite 3000
New York, NY 10019
Frank J. Biondi, Jr.	0	*
Jerry D. Choate	0	*
Edward V. Fritzky	0	*
Frederick W. Gluck	0	*
Frank C. Herringer	0	*
Franklin P. Johnson, Jr.(3)	4.0	*
Steven Lazarus	0	*
Gilbert S. Omenn	0.5	*
Judith C. Pelham	0	*
J. Paul Reason	0	*
Donald B. Rice	0	*
Leonard D. Schaeffer	0	*
Patricia C. Sueltz	0	*
Kevin W. Sharer	0	*
George J. Morrow	0	*
Roger M. Perlmutter	0	*
Dennis M. Fenton	0	*
Richard D. Nanula	0	*
All directors and nominees, Named Executive Officers, executive officers as a group (25 individuals)	4.5	*

*	Less than 1%

(1)	Information regarding directors and nominees, Named Executive Officers, executive officers and beneficial owners of more than 5% of the Company’s contractual contingent payment rights is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each holder of a contractual contingent payment right(s) has sole investment power with respect to such right(s) beneficially owned. Contractual contingent payment rights have no voting rights.

(2)	PaineWebber Development Corp. disclaims beneficial ownership of such contractual contingent payment rights.

(3)	Includes four rights held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have investment power as to all of these rights, and therefore may be deemed to be a beneficial owner of such rights.

EXECUTIVE COMPENSATION

Compensation of Directors

      Directors of the Company who are also employees of the Company are not separately compensated for their service as directors.

      Cash Compensation. From January 1, 2003 to June 30, 2003, non-employee director compensation consisted of an annual retainer of $20,000, committee chair fees of $6,000, and meeting fees of $1,250 for each Board meeting attended, and $750 for each committee meeting attended (up to a maximum of $1,500 for all committee meetings attended on the same day). Effective July 1, 2003, the Board approved a change in non-employee director compensation, as follows: (i) an annual retainer of $55,000; (ii) an Audit Committee chair fee of $20,000; (iii) a Compensation Committee chair fee of $10,000; (iv) an Other Committee chair fee of $6,000; (v) Board meeting fees of $3,000 per meeting ($1,500 for telephonic attendance), and (vi) committee meeting fees of $1,500 per meeting ($750 for telephonic attendance).

      Non-employee directors also are compensated for attending committee meetings of which they are not members if they are invited to do so by the Chairman of the Board or the Chair of the committee. During fiscal year 2003, Mr. Biondi was compensated in the amount of $1,500 for attending two Executive Committee meetings prior to his appointment to the Executive Committee. The members of the Board also are entitled to reimbursement of their expenses, in accordance with Company policy, incurred in connection with attendance at Board and committee meetings and conferences with the Company’s senior management. There are no family relationships among any directors of the Company.

      Equity Compensation. Prior to 2004 non-employee directors also were entitled to receive non-discretionary stock option grants as compensation for their service as directors. Under the Company’s Amended and Restated 1991 Equity Incentive Plan (the “1991 Plan”), each non-employee director was automatically granted an annual non-discretionary option (a “Formula Grant”) to purchase shares of Common Stock of the Company. The exercise price of options granted under the 1991 Plan is 100% of the fair market value on the date of grant. In addition, newly appointed non-employee directors received an inaugural option grant under the 1991 Plan pursuant to terms comparable to the Formula Grants. Non-employee directors received annual Formula Grants of 16,000 shares in January of each year and inaugural grants to new non-employee directors were 60,000 shares. Formula Grants vest and are exercisable: (a) on the date of grant, if the non-employee director has had three years of prior continuous service as a non-employee director, or (b) one year from the date of grant, if the non-employee director has had less than three years of prior continuous service as a non-employee director. Generally, Formula Grants must be exercised within ten years from the date of grant.

      In January 2003, the Company granted to each non-employee director then in office a Formula Grant covering 16,000 shares at an exercise price of $50.78 per share.

      In December 2003, the Board approved a new equity award program for non-employee directors beginning in 2004, in place of the Formula Grants described above, as compensation for their service as directors. Formula Grants were not awarded in January 2004. The new equity compensation program is maintained under the 1991 Plan and provides that in March of each year, non-employee directors will automatically receive stock options for 5,000 shares of Common Stock and restricted stock units (“RSU”s) to acquire $100,000 worth of Common Stock. New non-employee directors are entitled to an inaugural grant of stock options for 20,000 shares of Common Stock. The terms of stock option awards are the same as those for the Formula Grants except that (i) the stock options must be exercised within seven years from the date of grant, and (ii) under certain circumstances, in the case of death or disability of a Board member, the vesting of unvested stock options may be partially or completely accelerated. The number of RSUs granted to a director is based on the closing price of the Common Stock on the business day immediately preceding the date of grant and the RSUs vest: (a) on the date of grant if the non-employee director has had three years of prior continuous service as a non-employee director, or (b) one year from the date of grant if the non-employee director has had less than three years of prior continuous service as a non-employee director. In the event of a director’s death or disability, a prorated potion of RSUs would vest. The RSU’s are paid in Common Stock (on a one-to-one basis) on the vesting date, unless a director has previously selected a deferred payment alternative.

      Other Benefits. Non-employee directors are eligible to participate in the Matching Gift Program of The Amgen Foundation (the “Foundation”) on the same terms as the Company’s employees. The Foundation will match qualifying contributions made by non-employee directors to eligible organizations, up to $20,000 per non-employee director per year. In addition, directors are eligible to participate in the Amgen Nonqualified Deferred Compensation Plan. See “—Employment and Compensation Arrangements.”

Compensation of Executive Officers

      Summary Compensation Table. The following table sets forth summary information concerning certain compensation awarded, paid to, or earned by the Named Executive Officers for all services rendered in all capacities to the Company for the years ended December 31, 2003, 2002, and 2001:

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
	Annual Compensation						Awards

					Other				Securities
					Annual		Restricted		Under-	All Other
					Compen-		Stock		lying	Compen-
					sation		Award(s)		Options	sation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		($)		($)		(#)	($)(2)

Kevin W. Sharer,	2003	1,098,333	2,475,000		217,844	(3)			450,000	530,554
Chairman of the Board,	2002	980,000	1,800,000		16,140	(3)			450,000	497,750	(4)
Chief Executive Officer	2001	933,333	860,533						450,000	95,798
and President
George J. Morrow,	2003	756,001	1,390,000	(5)	1,577	(6)			150,000	3,249,161	(7)
Executive Vice President,	2002	683,335	1,276,252	(5)	20,148	(6)			150,000	3,024,607	(7)
Global Commercial	2001	618,337	1,500,000	(5)	194,371	(6)			350,000	2,624,086	(7)
Operations
Roger M. Perlmutter,	2003	737,333	1,365,000	(5)	101,802	(8)			150,000	1,595,624	(9)
Executive Vice President,	2002	683,333	1,276,250	(5)	235,279	(8)			150,000	1,415,339	(9)
Research and Development	2001	637,917	1,500,000	(5)	253,950	(8)	6,543,645	(10)	350,000	1,371,989	(9)
Dennis M. Fenton,	2003	726,800	1,145,000						150,000	344,494
Executive Vice President,	2002	680,000	1,071,000						150,000	13,181
Operations and Corporate	2001	652,288	635,231						180,000	35,342
Compliance Officer
Richard D. Nanula,	2003	658,334	1,040,000		1,441	(11)			150,000	188,849
Executive Vice President,	2002	616,667	971,250						225,000	57,343
Finance, Strategy and	2001	375,000	315,000				5,524,992	(12)	350,000	25,228
Communications and
Chief Financial Officer

(1)	Includes compensation deferred under the Company’s Retirement and Savings Plan (the “401(k) Plan”) otherwise payable in cash during each calendar year.

(2)	Figures shown reflect net amounts. Amounts shown for 2003, 2002, and 2001 include Company credits to the Supplemental Retirement Plan (the “SRP”) and matching contributions made by the Company (the “Company Contribution”) to the 401(k) Plan. The 2002 amount shown for Mr. Sharer also includes certain deferred compensation (see footnote (4)). Amounts shown for 2003, 2002 and 2001 for Mr. Morrow and Dr. Perlmutter also include certain deferred compensation (see footnotes (7) and (9)). The SRP is a non-qualified, unfunded plan. Participation in the SRP is available to selected participants in the 401(k) Plan who are affected by the limits of the Internal Revenue Code of 1986, as amended (the “Code”) on the amount of employee compensation that may be recognized for purposes of calculating the Company Contributions. Pursuant to the SRP, accounts for the respective Named Executive Officers were credited with (reduced by) the following amounts, including accrued dividends, interest and unrealized gains or losses for the years ended December 31, 2003, 2002, and 2001, respectively: Mr. Sharer, $514,554, ($18,250), and $82,198; Mr. Morrow, $226,112, $83,307, and $97,909; Dr. Perlmutter, $155,013, $56,884, and $157,009; Dr. Fenton, $328,494, ($2,819), and $21,742; and Mr. Nanula, $172,849, $41,343, and $15,378. Pursuant to the 401(k) Plan, the Company Contributions for the years ended December 31, 2003, 2002, and 2001, respectively, were: Mr. Sharer, $16,000, $16,000, and $13,600; Mr. Morrow, $16,000, $16,000, and

$13,600; Dr. Perlmutter, $16,000, $16,000, and $12,800; Dr. Fenton, $16,000, $16,000, and $13,600; and Mr. Nanula, $16,000, $16,000, and $9,850.

(3)	The amount shown for 2003 includes $212,763 that is the incremental cost to the Company of Mr. Sharer’s personal use of the Company’s aircraft and a tax gross-up of $1,245 for the value of Mr. Sharer’s personal use of a car and driver provided by the Company. The amount shown for 2002 consists of a tax gross-up for the value of Mr. Sharer’s personal use of a car and driver provided by the Company.

(4)	Includes a deferred compensation credit of $500,000 as a result of a Company contribution to the Amgen Nonqualified Deferred Compensation Plan.

(5)	The amounts shown for each of 2003 and 2002 include retention bonuses for each year in the amount of $200,000. The amount shown for 2001 consists of a bonus of $750,000 upon commencement of employment and $750,000 minimum guaranteed incentive bonus. See “—Employment and Compensation Arrangements.”

(6)	The amounts shown for 2003, 2002 and 2001, respectively, include tax gross-ups of $136, $8,210 and $42,629, respectively, for reimbursement of relocation-related expenses. The amount shown for 2003 includes a tax gross-up of $1,441 for the value of personal financial counseling reimbursed by the Company. The amount shown for 2002 includes reimbursement in the amount of $11,938 made by the Company in accordance with Mr. Morrow’s participation in the Company’s relocation mortgage subsidy program. The amount shown for 2001 includes $141,759 of relocation-related expenses reimbursed to Mr. Morrow.

(7)	The amounts shown for 2003, 2002 and 2001, respectively, include deferred compensation credits of $2,980,149, $2,807,017 and $2,512,577, respectively, as a result of Company contributions to the Amgen Inc. Executive Nonqualified Retirement Plan. See “—Executive Nonqualified Retirement Plan.” The amounts shown for each of 2003 and 2002 include premiums of $26,900 paid by the Company for a term life insurance policy in the amount of $15,000,000 for Mr. Morrow’s benefit. The 2002 amount includes a premium of $91,383 paid by the Company for the assumption of split dollar life insurance policies provided to Mr. Morrow by his former employer. The Company would be reimbursed for certain of its premium payments from the proceeds of the split dollar life insurance policies in the event Mr. Morrow dies or in certain other events. See “—Employment and Compensation Arrangements.”

(8)	The amounts shown for 2003, 2002 and 2001, respectively, include $75,409, $29,514 and $145,353, respectively, of relocation-related expenses reimbursed to Dr. Perlmutter, and tax gross-ups of $2,365, $91,896 and $65,825, respectively, for reimbursement of relocation-related expenses. The amount shown for 2003 includes a tax gross-up of $5,887 for the value of Dr. Perlmutter’s personal use of a car and driver provided by the Company. The amount shown for 2002 includes reimbursement in the amount of $113,869 made by the Company in accordance with Dr. Perlmutter’s participation in the Company’s relocation mortgage subsidy program.

(9)	The amounts shown for 2003, 2002 and 2001, respectively, include deferred compensation credits of $1,414,161, $1,332,005 and $1,202,130, respectively, as a result of Company contributions to the Amgen Inc. Executive Nonqualified Retirement Plan. See “—Executive Nonqualified Retirement Plan.” The amounts shown for each of 2003 and 2002 also include premiums of $10,450 paid by the Company for a term life insurance policy in the amount of $10,000,000 for Dr. Perlmutter’s benefit. See “—Employment and Compensation Arrangements.”

(10)	Calculated by multiplying the amount of restricted stock by the closing market price of $58.68 on January 8, 2001, the date of the restricted stock grant, less aggregate consideration paid by Dr. Perlmutter of $11.15. In accordance with the terms of his offer letter, effective January 8, 2001, Dr. Perlmutter was granted 111,500 shares of restricted stock of Amgen in consideration of his payment of $11.15. The value of such restricted stock as of December 31, 2003 was $6,889,574 (calculated by multiplying the amount of restricted stock by the closing market price of $61.79 per share on December 31, 2003, less the aggregate purchase price of $11.15). See “—Employment and Compensation Arrangements.”

(11)	This amount consists of a tax gross-up for the value of personal financial counseling reimbursed by the Company.

(12)	Calculated by multiplying the amount of restricted stock by the closing market price of $65.00 on May 16, 2001, the date of the restricted stock grant less aggregate consideration paid by Mr. Nanula of $8.50. In accordance with the terms of his offer letter, effective May 16, 2001, Mr. Nanula was granted 85,000 shares of restricted stock of the Company in consideration of his payment of $8.50. The value of such restricted stock as of December 31, 2003 was $5,252,142 (calculated by multiplying the amount of restricted stock by the closing market price of $61.79 per share on December 31, 2003, less the aggregate purchase price of $8.50). See “—Employment and Compensation Arrangements.”

      Stock Option Grants. The following table sets forth information concerning individual grants of stock options made by the Company during the year ended December 31, 2003, to each of the Named Executive Officers:

OPTION GRANTS IN FISCAL YEAR 2003

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term(1)

		Percentage of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	or Base
	Granted	in Fiscal	Price	Expiration
Name	(#)(2)	Year(3)	($/Sh)	Date	5%($)	10%($)

Kevin W. Sharer	450,000 (4)	2.46%	65.85	7/1/10	12,063,403	28,112,859
George J. Morrow	150,000 (4)	0.82%	65.85	7/1/10	4,021,134	9,370,953
Roger M. Perlmutter	150,000 (4)	0.82%	65.85	7/1/10	4,021,134	9,370,953
Dennis M. Fenton	150,000 (4)	0.82%	65.85	7/1/10	4,021,134	9,370,953
Richard D. Nanula	150,000 (4)	0.82%	65.85	7/1/10	4,021,134	9,370,953

(1)	The potential realizable value is based on the term of the option at the time of its grant, which is seven years for the stock options granted to the Named Executive Officers. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with SEC rules and regulations and do not represent the Company’s estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(2)	Options shown in the table have a term of seven years, subject to earlier termination if the optionee ceases employment with the Company or an affiliate of the Company (as defined in the applicable plan). The vesting of all options will be automatically accelerated in the event of a change in control (as defined in the applicable plan). In addition, the options are subject to, in certain circumstances, full or partial accelerated vesting upon the death or permanent and total disability of the optionee while in the employ of the Company or an affiliate of the Company, or voluntary retirement of an optionee after age 60 who has been employed by the Company or an affiliate of the Company for at least 15 consecutive years (“Voluntary Retirement”), as provided in the option grant agreement, or at the discretion of the Compensation Committee as permitted by the applicable plan. Additionally, upon Voluntary Retirement these options will not terminate until the earlier of the termination date set forth in the grant agreement or three years following the date of Voluntary Retirement.

(3)	In 2003, the Company granted stock options covering a total of 18,301,993 shares of Common Stock to Company employees under all stock option plans maintained by the Company and this number was used in calculating the percentages.

(4)	Options vest and are exercisable as to 20% of the total grant on each of the first, second, third, fourth and fifth anniversaries of the date of the grant.

      Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 2003, by each of the Named Executive Officers and the final year-end value of unexercised options:

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003

AND FISCAL YEAR-END 2003 OPTION VALUES

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options
	Shares		Options at FY-End (#)	at FY-End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)(2)	Exercisable/Unexercisable	Exercisable/Unexercisable

Kevin W. Sharer	157,172	5,357,513	523,354/ 1,289,000	1,417,473/ 9,593,562
George J. Morrow	0	0	170,000/ 480,000	886,700/ 2,997,800
Roger M. Perlmutter	25,000	811,000	145,000/ 480,000	432,200/ 3,129,050
Dennis M. Fenton	147,836	6,804,782	433,443/ 474,477	11,581,270/ 3,322,734
Richard D. Nanula	30,000	965,118	215,000/ 480,000	551,550/ 2,818,800

(1)	Value of unexercised in-the-money options is calculated based on the fair market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 31, 2003, the last trading day for 2003, at a price of $61.79 per share, the fair market value of the Company’s Common Stock on such date.

(2)	Value realized is based on the fair market value of the Company’s Common Stock on the respective dates of exercise, minus the applicable exercise price, and does not necessarily indicate that the optionee sold stock on that date, at that price, or at all.

Change-in-Control Arrangements

      Effective as of October 20, 1998 (the “Effective Date”), the Board of Directors adopted the Amgen Inc. Change of Control Severance Plan, as amended (the “CCS Plan”), which provides certain severance benefits to persons who hold certain designated positions with the Company as of the date on which a Change of Control (as defined below) of the Company occurs. If a Change of Control had occurred on December 31, 2003, the CCS Plan would have covered approximately 963 officers and key employees of the Company, including each of the Named Executive Officers. Under the terms of the CCS Plan, the CCS Plan extended through December 31, 2003, subject to automatic one year extensions unless the Company notified the participants no later than September 30, 2003 that the term would not be extended. The Company did not notify participants that the term would not be extended, so the term has been extended to December 31, 2004, subject to possible further extensions. If a Change of Control occurs during the original or any extended term, the CCS Plan will continue in effect for at least 36 months following the Change of Control. Prior to the occurrence of a Change of Control, the Company has the right to terminate or amend the CCS Plan at any time; after the occurrence of a Change of Control, the CCS Plan may not be terminated or amended in any way that adversely affects a participant’s interests under the CCS Plan without the participant’s written consent.

      Under the CCS Plan, a Change of Control generally will be deemed to have occurred at any of the following times: (i) upon the acquisition by any person, entity or group of beneficial ownership of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) at the time individuals making up the Incumbent Board (as defined in the CCS Plan) cease for any reason to constitute at least a majority of the Board; or (iii) immediately prior to the consummation by the Company of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the shares of the Company entitled to vote generally in the election of directors; or (iv) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or (v) any other event which the incumbent Board, in its sole discretion, determines is a change of control.

      Under the CCS Plan, if a Change of Control occurs and a participant’s employment is terminated within the two year period immediately following the Change of Control by the Company other than for Cause or Disability (each as defined in the CCS Plan) or by the participant for Good Reason (as defined in the CCS Plan), the participant will be entitled to certain payments and benefits in lieu of further salary payments subsequent to such termination and in lieu of severance benefits otherwise payable by the Company (but not including accrued vacation and similar benefits otherwise payable upon termination). In the event of such termination, the participant will receive a lump sum cash severance payment in an amount equal to the excess, if any, of (A) the product of (x) a benefits multiple (either 3, 2 or 1, depending on the participant’s position (a “Benefits Multiple”)), and (y) the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change of Control, plus (ii) the participant’s targeted annual bonus for the year in which the termination occurs or, if higher, the participant’s average annual bonus for the three years immediately prior to the Change of Control; over (B) the aggregate value (determined in accordance with Section 280G of the Code) of the acceleration of vesting of the participant’s unvested stock options in connection with the Change of Control. An award to a participant under the Amgen Inc. Performance Award Program under the 1991 Plan will be excluded from the calculation described in (B) above. The terms of the Amended and Restated 1988 Stock Option Plan, the 1991 Plan, and the Amended and Restated 1997 Special Non-Officer Equity Incentive Plan, Article II of the Amended and Restated 1993 Equity Incentive Plan, and Article II of the Amended and Restated 1999 Equity Incentive Plan contain the same definition of “change of control” as the CCS Plan definition, and such option plans provide for the acceleration of vesting of issued and outstanding stock options upon the occurrence of a change of control.

      Participants who are senior executive-level staff members who are also members of the Amgen Executive Committee (which as of December 31, 2003, included each of the Named Executive Officers) have a Benefits Multiple of 3; participants who are senior management-level staff members at the level of “director” or equivalent and above (and who are not members of the Amgen Executive Committee), have a Benefits Multiple of 2; and management-level staff members at the level of “associate director” or equivalent have a Benefits Multiple of 1.

      The Company will also provide the participant with continued health and other group insurance benefits for a period of 1 to 3 years (depending on the participant’s Benefits Multiple) after the participant’s termination of employment. In addition, the participant will be fully vested in his or her accrued benefits under the Company’s retirement plans and the Company will provide the participant with additional fully vested benefits under such plans in an amount equal to the benefits the participant would have earned under the plans had the participant continued to be employed by the Company for a number of years equal to the participant’s Benefits Multiple. The participant will also be indemnified by the Company and will be provided with directors’ and officers’ liability insurance (if applicable), each as set forth in the CCS Plan. If a Change of Control had occurred on the Effective Date, each of the Named Executive Officers would have received such indemnification and liability insurance. In addition, if any payment, distribution or acceleration of vesting of any stock option or other right with respect to a participant who is a “disqualified individual” (within the meaning of Section 280G of the Code) would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay the participant an additional lump sum cash payment in an amount equal to 20% of the amount of the participant’s “excess parachute payments” (within the meaning of Section 280G of the Code).

      The CCS Plan provides that for a period of years equal to a participant’s Benefits Multiple after the participant’s termination of employment, the participant will not disclose confidential information of the Company and will not solicit or offer employment to any of the Company’s employees. In the event that the participant breaches any of such provisions, the participant will forfeit any right to receive further payments or benefits under the CCS Plan.

Employment and Compensation Arrangements

          Dr. Roger M. Perlmutter

      Dr. Perlmutter became Executive Vice President, Research and Development pursuant to an amended and restated offer letter, effective as of January 8, 2001. The offer letter provided for a monthly salary of $54,167 and a $750,000 bonus that was paid within 30 days of the start of Dr. Perlmutter’s employment with the Company. Dr. Perlmutter was guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under the Company’s Amended and Restated Management Incentive Plan (the “MIP”). The Company will also pay Dr. Perlmutter a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with the Company. The Company has also agreed to provide Dr. Perlmutter with certain non-qualified deferred compensation benefits. See “—Executive Nonqualified Retirement Plan.” In addition, the Company also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $10,000,000 for Dr. Perlmutter’s benefit until 2007. Prior to the Sarbanes-Oxley Act, the Company made a loan of $1,000,000 to Dr. Perlmutter. In compliance with the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers prohibited by such act. See “—Certain Relationships and Related Transactions.”

      Dr. Perlmutter was granted an option to purchase 200,000 shares of the Company’s Common Stock on January 8, 2001 with an exercise price of $58.68 per share. The Company also agreed to grant to Dr. Perlmutter an option under the periodic stock option program to purchase 150,000 shares of the Company’s Common Stock in each of 2001 and 2002. On June 15, 2001, July 2, 2001 and July 1, 2002, respectively, the Company granted to Dr. Perlmutter an option to purchase 50,000 shares, 100,000 shares and 150,000 shares of the Company’s Common Stock with a per share exercise price of $67.06, $61.67 and $38.36, respectively. On January 8, 2001, Dr. Perlmutter was also awarded 111,500 shares of restricted Common Stock of the Company in consideration of his payment of $11.15. The Company has a right to repurchase the restricted stock at the price paid by Dr. Perlmutter in the event that his employment is terminated for any reason other than his death or permanent and total disability. The Company’s repurchase option shall lapse with respect to the following number of shares on the following dates: 40,000 shares on April 1, 2002; 23,750 shares on April 1, 2003; 23,750 shares on April 1, 2004 and 24,000 shares on April 1, 2005. On March 22, 2002, the offer letter was amended to accelerate the lapse of the repurchase option with respect to the first 40,000 shares to March 25, 2002 from April 1, 2002.

      If, within the first five years of his employment with the Company, Dr. Perlmutter’s employment is terminated without cause, or he resigns from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Dr. Perlmutter will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Dr. Perlmutter is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.

          Mr. George J. Morrow

      Mr. Morrow became Executive Vice President, Worldwide Sales and Marketing pursuant to an amended and restated offer letter, effective as of January 19, 2001. He became Executive Vice President, Global Commercial Operations in April 2003. The offer letter provided for a monthly salary of $54,167 and a $750,000 bonus that was paid within 30 days of the start of Mr. Morrow’s employment with the Company. Mr. Morrow was guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under the MIP. The Company will also pay Mr. Morrow a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with the Company. The Company has also agreed to provide Mr. Morrow with certain non-qualified deferred compensation benefits. See “—Executive Nonqualified Retirement Plan.” In addition, the Company also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $15,000,000 for Mr. Morrow’s benefit until 2006. The Company also agreed to either assume responsibility for, or provide alternative compensation with respect to, a split dollar life insurance policy provided to Mr. Morrow by his former employer. Prior to the Sarbanes-Oxley Act, the Company made a loan of $1,000,000 to Mr. Morrow. In compliance with the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers prohibited by such act. See “—Certain Relationships and Related Transactions.”

      Mr. Morrow was granted an option to purchase 200,000 shares of the Company’s Common Stock on January 19, 2001 with an exercise price of $60.00 per share. The Company also agreed to grant to Mr. Morrow an option under the periodic stock option program to purchase 150,000 shares of the Company’s Common Stock in each of 2001 and 2002. On June 15, 2001, July 2, 2001 and July 1, 2002, respectively, the Company granted to Mr. Morrow an option to purchase 50,000 shares, 100,000 shares and 150,000 shares of the Company’s Common Stock with a per share exercise price of $67.06, $61.67 and $38.36, respectively.

      If, within the first five years of his employment with the Company, Mr. Morrow’s employment is terminated without cause, or he resigns from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Mr. Morrow will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Mr. Morrow is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.

          Mr. Richard D. Nanula

      Mr. Nanula became Executive Vice President Finance, Strategy and Communications pursuant to an amended and restated offer letter, effective as of May 14, 2001. He became the Company’s Chief Financial Officer in August 2001. The offer letter provided for a monthly salary of $50,000. Prior to the Sarbanes-Oxley Act, the Company made a loan of $3,000,000 to Mr. Nanula. In compliance with the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers prohibited by such act. See “—Certain Relationships and Related Transactions.”

      Mr. Nanula was granted an option to purchase 200,000 shares of the Company’s Common Stock on May 16, 2001 with an exercise price of $65.00 per share. The Company also agreed to grant to Mr. Nanula an option under the periodic stock option program to purchase 150,000 shares of the Company’s Common Stock in each of 2001 and 2002. On June 15, 2001, July 2, 2001 and July 1, 2002, respectively, the Company granted to Mr. Nanula an option to purchase 50,000 shares, 100,000 shares and 150,000 shares of the Company’s Common Stock with a per share exercise price of $67.06, $61.67 and $38.36, respectively. On May 14, 2001, Mr. Nanula was also awarded 85,000 shares of restricted Common Stock of the Company in consideration of his payment of $8.50. The Company has a right to repurchase the restricted stock at the price paid by Mr. Nanula in the event that his employment is terminated for any reason other than his death or permanent and total disability. The Company’s repurchase option shall lapse with respect to the following number of shares on the following dates: 20,000 shares on May 16, 2004; 20,000 shares on May 16, 2005 and 45,000 shares on May 16, 2006.

      If, within the first five years of his employment with the Company, Mr. Nanula’s employment is terminated without cause, or he resigns from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Mr. Nanula will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Mr. Nanula is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.

          Mr. Edward V. Fritzky

      In connection with the acquisition of Immunex Corporation by the Company, the Company and Mr. Edward V. Fritzky entered into an employment agreement effective July 15, 2002. The employment agreement was amended and restated on January 2, 2003. Pursuant to the employment agreement, Mr. Fritzky is employed by the Company as a special advisor. Mr. Fritzky is also a member of the Board of Directors. The employment agreement provides for an annual base salary of not less than $500,000 for the term of the employment agreement. Such agreement will terminate July 15, 2004. The Company has also contributed a retention bonus of $1,000,000 to a deferred compensation account established for Mr. Fritzky. The retention bonus vests as follows: $500,000 on July 15, 2003 and $250,000 on each of January 15, 2004 and July 15, 2004. Additionally, in consideration of Mr. Fritzky’s waiver of any right to payment pursuant to the Immunex Corporation Leadership Continuity Policy, the Company made a one-time payment to Mr. Fritzky of $5.4 million.

      Mr. Fritzky was granted an option to purchase 450,000 shares of the Company’s Common Stock on July 15, 2002 with an exercise price of $31.07 per share with one third of the shares vesting upon grant and one third vesting on each of the first and second anniversaries of the date of grant. Mr. Fritzky was also awarded 100,000 shares of restricted Common Stock of the Company in consideration of his payment of $10.00. The Company has a right to repurchase the unvested restricted stock at the price paid by Mr. Fritzky in the event that his employment is terminated for any reason. Upon the grant of the restricted Common Stock, 34,000 shares became fully vested. Subject to Mr. Fritzky’s continued employment, the Company’s repurchase option for the remainder of the shares shall lapse with respect to the following number of shares on the following dates: 33,000 shares on July 15, 2003 and 33,000 shares on July 15, 2004.

      Pursuant to the employment agreement, Mr. Fritzky receives reimbursement of up to $250,000 annually for secretarial, communications and technology support services approved by the Company. Mr. Fritzky is also entitled to receive financial counseling and tax planning services. If Mr. Fritzky is subject to excise tax as imposed by Section 4999 of the Code on any benefits paid or payable to Mr. Fritzky (“Total Payments”), the Company will pay an additional amount (the “Gross-Up Payment”) such that the net amount retained by Mr. Fritzky, after deduction of any excise tax and any federal, state and local income and employment taxes and excise tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment is equal to the Total Payments.

      In the event that Mr. Fritzky’s employment is terminated for any reason during the term of his employment agreement, the Company will provide Mr. Fritzky with group welfare benefits and perquisites for three years following termination (except in the event of a termination by the Company for “cause” or by Mr. Fritzky without “good reason” as defined in the employment agreement), and outplacement services for twelve months (except in the event of Mr. Fritzky’s death). If Mr. Fritzky’s employment is terminated by the Company without “cause” or by Mr. Fritzky for “good reason”, Mr. Fritzky will be entitled to all of the benefits described in the preceding sentence, plus (i) Mr. Fritzky will receive a lump sum payment in an amount equal to all base salary due through the remainder of the term of the employment agreement, (ii) Mr. Fritzky’s retention bonus account will fully vest and be paid out, (iii) Mr. Fritzky’s restricted stock will immediately vest, and (iv) all of Mr. Fritzky’s options to purchase Company Common Stock will fully vest and become immediately exercisable. Mr. Fritzky must execute a release in favor of the Company as a condition to the receipt of these severance benefits.

      During the term of Mr. Fritzky’s employment under the agreement, he may not be employed by any person or company other than the Company, without the Company’s prior approval. Mr. Fritzky may, however, perform limited consulting services to certain companies, so long as the consulting does not violate Mr. Fritzky’s proprietary information and arbitration agreement with the Company or interfere with Mr. Fritzky’s duties under the employment agreement. Mr. Fritzky may also be self-employed, an independent contractor, a partner or a consultant in a venture fund, or a founding member of a biotechnology startup so long as these activities do not compete with the Company, violate the proprietary information and arbitration agreement or interfere with Mr. Fritzky’s duties under the employment agreement.

          Executive Nonqualified Retirement Plan

      The Amgen Inc. Executive Nonqualified Retirement Plan has been established to provide supplemental retirement income benefits for a select group of management and highly compensated employees through Company contributions. Participants are selected by the Compensation Committee. Dr. Perlmutter and Mr. Morrow are currently the only participants in this plan.

      Under the plan, if Dr. Perlmutter is actively employed by the Company on September 16, 2007, the Company will credit a deferred compensation account with $10,000,000 for his benefit. In the event that Dr. Perlmutter’s employment with the Company is terminated without cause prior to September 16, 2007, the Company will pay to Dr. Perlmutter, between January 2 and January 31 of the year following the year in which his employment was terminated, a prorated portion of the $10,000,000. This prorated portion will be equal to the ratio of the number of full months of Dr. Perlmutter’s active employment with the Company and 80 months; provided, however, that if the termination of Dr. Perlmutter’s employment occurs within two years after a change of control of the Company, Dr. Perlmutter will receive the prorated portion described above, plus an amount equal to $10,000,000 minus the sum of the prorated portion, and an amount equal to the aggregate spread between the exercise prices of Dr. Perlmutter’s unvested Common Stock options which are in-the-money, and the vesting of which is accelerated by the change of control of the Company, and the NASDAQ closing price of the Company Common Stock on the date of the change of control.

      If the termination of Dr. Perlmutter’s employment prior to September 16, 2007 is due to his permanent and total disability, Dr. Perlmutter will receive, on the second anniversary of the date upon which he last completed one week of active employment with the Company, a pro rata portion of the $10,000,000 based upon the ratio of the sum of the number of full months of his active employment with the Company plus 24 months, and 80 months.

      If Dr. Perlmutter continues to be actively employed by the Company until January 7, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from September 16, 2007 until the date upon which the deferred compensation account and accrued interest is distributed to Dr. Perlmutter. If Dr. Perlmutter’s employment is terminated for any reason prior to January 7, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from September 16, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Dr. Perlmutter.

      Under the plan, if Mr. Morrow is actively employed by the Company on January 19, 2006, the Company will credit a deferred compensation account with $15,000,000 for his benefit. In the event that Mr. Morrow’s employment with the Company is terminated without cause prior to January 19, 2006, the Company will pay to Mr. Morrow between, January 2 and January 31 of the year following the year in which his employment was terminated, a prorated portion of the $15,000,000. This prorated portion will be equal to the ratio of the number of full months of Mr. Morrow’s active employment with the Company and 60 months; provided, however, that if the termination of Mr. Morrow’s employment occurs within two years after a change of control of the Company, Mr. Morrow will receive the prorated portion described above, plus an amount equal to $15,000,000 minus the sum of the prorated portion, and an amount equal to the aggregate spread between the exercise prices of Mr. Morrow’s unvested Common Stock options which are in-the-money, and the vesting of which is accelerated by the change of control of the Company, and the NASDAQ closing price of the Common Stock on the date of the change of control.

      If the termination of Mr. Morrow’s employment prior to January 19, 2006 is due to his permanent and total disability, Mr. Morrow will receive, on the second anniversary of the date upon which he last completed one week of active employment with the Company, a pro rata portion of the $15,000,000 based upon the ratio of the sum of the number of full months of his active employment with the Company plus 24 months, and 80 months.

      If Mr. Morrow continues to be actively employed with the Company until January 19, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from January 19, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Mr. Morrow. If Mr. Morrow’s employment is terminated for any reason prior to January 19, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from January 19, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Mr. Morrow.

          Nonqualified Deferred Compensation Plan

      The Amgen Nonqualified Deferred Compensation Plan (the “DCP”) was established to provide eligible participants with an opportunity to defer all or a portion of their compensation and to earn tax-deferred returns on the deferrals. Directors, executive officers, vice presidents and other key employees of the Company selected by the Compensation Committee are eligible to participate in the DCP. Directors may defer all or a portion of their retainers, chair fees and meeting fees. All other participants may defer up to a maximum of 50% of their annual base salary and up to a maximum of 100% of their annual incentive bonus, with a minimum deferral amount of

$2,000. Under the DCP, the Company may, in its sole discretion, credit any amount it desires to any participant’s account.

      The DCP is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy the Company’s obligations under the DCP.

      The Compensation Committee selects measurement funds consisting of mutual funds, insurance company funds, indexed rates or other methods for participants to choose from for the purpose of providing the basis on which gains and losses shall be attributed to account balances under the plan. Participants are entitled to select one or more measurement funds and they do not have an ownership interest in the measurement funds they select. The Compensation Committee may, in its sole discretion, discontinue, substitute, or add measurement funds at any time. Payments from the DCP are made in a lump sum or in annual installments for up to ten years at the election of the participant. In addition, participants may elect to receive a short-term payout of a deferral as soon as three years after the end of the plan year in which the deferral was made.

Compensation and Management Development Committee Report(†)

      The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is composed solely of directors who are not current or former employees of Amgen Inc. (“the Company”) and each is independent under the revised listing standards of The Nasdaq Stock Market, Inc. The Board of Directors has delegated to the Compensation Committee the responsibility to review and approve the Company’s compensation and benefits plans, programs and policies, including the compensation of the Chief Executive Officer and other executive officers of the Company. The Compensation Committee administers all executive compensation programs, incentive compensation plans and equity based plans and all other compensation and benefit programs currently in place at the Company, including the various compensation and benefits plans the Company assumed upon its acquisition of Immunex Corporation.

      The Compensation Committee intends to govern and administer compensation plans to support the achievement of the Company’s long-term strategic objectives, to enhance shareholder value, to attract, motivate and retain highly qualified employees by paying them competitively and rewarding them for their own and the Company’s success, and, to the extent consistent with these objectives, to maximize the deductibility of compensation for tax purposes. When warranted based upon competitive and other factors, the Compensation Committee may decide to exceed the tax deductible limits established under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

      The key components of the compensation program for executive officers are base salary, annual cash incentives and long-term incentives in the form of stock options, performance units and restricted stock. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance, and offers the opportunity to earn superior rewards when merited by individual and corporate performance.

Base Salaries

      Base salaries for executive officers of the Company are designed to provide a base pay opportunity that is appropriately competitive within the marketplace. In monitoring the base salaries for executive officers, the Compensation Committee reviewed information derived from independently conducted compensation surveys covering compensation levels at major pharmaceutical companies, the majority of which are included in the annual listing of the largest corporations in the United States as compiled by Fortune magazine. Adjustments to

†	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

each individual’s base salary were made in connection with annual performance reviews in addition to the assessment of market competitiveness.

Annual Cash Incentives

      The Executive Incentive Plan (the “EIP”), approved by the Company’s stockholders in 2002, provides the Compensation Committee with the ability to appropriately reward the accomplishments of the Company’s senior executives while preserving the deductibility of bonus payments under Section 162(m) of the Code. The EIP establishes maximum bonus payments to executive officers based upon a percentage of the Company’s annual Adjusted Net Income (as defined in the EIP). The Compensation Committee reviews the results of the Company and the performance of each executive officer in order to determine the actual award to be paid, subject to the maximum award limit. Specific performance areas that the Compensation Committee evaluated in 2003 included revenue growth, earnings per share growth, advancement of the pipeline of future products, in addition to other strategic and operational priorities.

Long-Term Incentives

          Stock Options. Grants of stock options under the Company’s stock option plans are designed to provide executive officers with an opportunity to share, along with stockholders, in the long-term performance of the Company. Stock option grants are generally made annually to all executive officers, with additional grants being made following a significant change in job responsibility, scope or title or a significant achievement. Stock options granted under the various stock option plans generally have a three-, four- or five-year vesting schedule depending upon the size of the grant, and generally expire seven years from the date of grant. The exercise price of options granted under the stock option plans is 100% of the fair market value of the underlying stock on the date of grant. Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive officer’s salary grade, performance and the estimated value of the stock at the time of grant.

          Other Stock Awards. In prior years, the Compensation Committee has approved the awarding of shares of restricted Amgen common stock to selected executive officers as authorized under the Amended and Restated 1991 Equity Incentive Plan (the “1991 Plan”). These awards were an important component of the compensation included in the employment offers necessary to attract talented senior executives to the Company. The Compensation Committee will consider in the future such awards when they are necessary to attract and retain prospective or current key executives.

      The Amgen Inc. Performance Award Program under the 1991 Plan allows for grants of performance-based long-term incentives (“LTI”). The Company plans to move forward in shifting the mix of LTI compensation during 2004, so that a portion of each executive’s annual LTI grant is aligned with three-year Company performance on growth in both revenue and earnings per share, measured in comparison to both internal targets and to the actual results of other leading biotechnology and pharmaceutical companies over the performance period. The structure of the program is such that an award above the target award amount can only be earned when the Company has outperformed a majority of the peer group of leading biotechnology and pharmaceutical companies. This program, in conjunction with ongoing grants of stock options that will be significantly reduced in number for those participating in the program, will serve to focus executives on both the achievement of sustained superior operating results as well as increases in shareholder value through stock price appreciation.

CEO Compensation

      For 2003, Mr. Sharer’s base salary, EIP payout, and stock option grant were determined in accordance with the criteria described above. In May of 2003, Mr. Sharer received a salary increase reflecting both the Compensation Committee’s positive assessment of his performance and his position in the lower portion of the competitive range for base salaries in comparison with CEO’s of surveyed companies. Mr. Sharer earned $1,098,333 in base salary compensation during 2003.

      The EIP limits the annual bonus payable to Mr. Sharer. For 2003, the maximum possible bonus payable to Mr. Sharer under the EIP was 0.25% of Adjusted Net Income, or $6,294,500. In recognition of both the Company’s and his own accomplishments as measured by growth in EPS and Revenue (as defined in the EIP) to record levels, the advancement of the portfolio of future products through the company’s Research and Development efforts, and results in other key operational areas, Mr. Sharer was awarded an annual incentive payment of $2,475,000 or 39.3% of the maximum amount permitted under the plan.

      In July 2003, Mr. Sharer was granted an option to purchase 450,000 shares of Common Stock of the Company at 100% of fair market value on the date of grant, or $65.85 per share. The grant reflects the Board’s assessment of the substantial contributions made by Mr. Sharer to the long-term growth and performance of the Company.

Tax Deductibility Considerations

      Section 162(m) of the Code places a $1,000,000 limit on the amount of other than performance based compensation for the CEO and each of the other four most highly compensated executed officers that may be deducted by the Company for tax purposes. It is the Compensation Committee’s objective to administer compensation programs that are in compliance with the provisions of Section 162(m). The Compensation Committee has been advised that based upon prior stockholder approval of the material terms of both the EIP and the 1991 Plan, compensation under these plans is excluded from this limitation provided that the other requirements of Section 162(m) are met. To move towards a competitive market base salary for the CEO position, the base salary provided to Mr. Sharer in 2003 exceeded the 162(m) tax-deductible limits.

COMPENSATION AND MANAGEMENT DEVELOPMENT

COMMITTEE OF THE BOARD OF DIRECTORS

Jerry D. Choate, Chairman

Frederick W. Gluck
Steve Lazarus
J. Paul Reason
Donald B. Rice

Compensation and Management Development Committee Interlocks and Insider Participation

      The Company’s Compensation Committee consists of Mr. Choate, Mr. Gluck, Mr. Lazarus, Adm. Reason and Dr. Rice, all of whom are non-employee directors. Mr. Choate has an adult child and a son-in-law who are employed by the Company. See “—Certain Relationships and Related Transactions.”

Performance Graph*

      The chart set forth below shows the value of an investment of $100 on December 31, 1998 in each of Amgen Common Stock, the Amex Biotech Index, the Amex Pharma Index, Standard & Poor’s Pharma & Biotech Index (the “S&P Pharma & Biotech”) and Standard & Poor’s 500 Index (the “S&P 500”). Going forward, the S&P Pharma & Biotech Index will be replaced with the Amex Pharma Index to avoid duplication in the companies that make up the S&P Pharma & Biotech Index with those that make up the Amex Biotech Index. All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. The historical stock price performance of the Company’s Common Stock shown in the performance graph below is not necessarily indicative of future stock price performance.

Amgen vs. Amex Biotech, Amex Pharma, S&P Pharma & Biotech and S&P 500 Indices

Comparison of Five Year Cumulative Total Return

Value of Investment of $100 on December 31, 1998

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Amgen Inc.	$100.00	$229.77	$244.59	$215.90	$184.92	$236.36
Amex Biotech	$100.00	$211.44	$342.64	$313.62	$182.71	$264.77
Amex Pharma	$100.00	$91.43	$118.35	$102.26	$81.65	$93.75
S&P Pharma & Biotech	$100.00	$91.70	$121.89	$105.04	$83.92	$92.86
S&P 500	$100.00	$121.04	$110.03	$96.95	$75.54	$97.19

*	The material in this performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

AUDIT MATTERS

Audit Committee Report(‡)

      The Audit Committee of the Board of Directors has reviewed and discussed with management Amgen’s audited consolidated financial statements as of and for the year ended December 31, 2003.

      The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young their independence.

      Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Amgen Board of Directors that the audited consolidated financial statements referred to above be included in Amgen Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 11, 2004.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Frank J. Biondi, Jr., Chairman

Jerry D. Choate
Franklin P. Johnson, Jr.
Gilbert S. Omenn
Judith C. Pelham
Patricia C. Sueltz

Independent Auditors

      The following summarizes the fees paid to Ernst & Young for the years ended December 31, 2003 and 2002:

	2003	2002

Audit	$2,215,000	$2,662,000
Audit-Related	615,000	176,000
Tax	1,760,000	1,288,000
All Other	15,000	13,000

Total Fees	$4,605,000	$4,139,000

      Audit-Related fees are primarily attributable to audits of affiliated companies and of the Company’s retirement plans. The 2003 Audit-Related fees also include amounts for audits of third party royalties owed to the Company. Tax fees are primarily attributable to various corporate tax planning activities and expatriate tax compliance. All Other fees are attributable to the Company’s subscription to an Ernst & Young online service used for accounting research purposes. Ernst & Young did not perform any professional services with respect to information systems design and implementation for the years ended December 31, 2003 and 2002. The Audit Committee considered whether the Audit-Related, Tax and All Other services provided by Ernst & Young are compatible with maintaining that firm’s independence.

      From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent auditors, the Audit Committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young.

‡	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Executive Officers

      As a result of the Sarbanes-Oxley Act of 2002, the Company no longer makes personal loans to executive officers that are prohibited by such act. Prior to the Sarbanes-Oxley Act, the Company had made personal loans to the executive officers of the Company listed below, generally in connection with their relocation closer to the Company. The annual interest rate on the loans to each officer, except the loan to Mr. Nanula, was 3% during the year ended December 31, 2003 and will be 3% for the year ending December 31, 2004. These interest rates are established and adjusted annually based on the average introductory rates on adjustable loans offered by California banks and savings and loans. The loan to Mr. Nanula is fixed at 5% for the term of the loan.

				Aggregate
		Original	Largest Aggregate	Outstanding
		Amount of	Indebtedness Since	Indebtedness at
Name	Date of Loan	Loan($)	January 1, 2003($)	March 1, 2004($)

Fabrizio Bonanni(1)	August 1999	250,000	100,000	50,000
Fabrizio Bonanni	October 1999	250,000	250,000	250,000
Hassan Dayem	July 2002	500,000	500,000	500,000
Brian M. McNamee	May 2001	500,000	500,000	500,000
Joseph P. Miletich(2)	October 2002	824,918	824,918	824,918
George J. Morrow	March 2001	1,000,000	1,000,000	750,000
Richard D. Nanula	June 2001	3,000,000	3,175,000	3,100,000
Roger M. Perlmutter	June 2001	1,000,000	1,000,000	1,000,000
Beth C. Seidenberg	March 2002	1,000,000	1,000,000	1,000,000

(1)	The Company will forgive 20% of the loan principal on each anniversary of Dr. Bonanni’s employment until no amount remains outstanding under the loan; interest payments will be reduced correspondingly. Dr. Bonanni commenced employment with the Company in April 1999.

(2)	In March 2002 in connection with his employment by the Company, the Company entered into a letter agreement with Dr. Miletich that required the Company to make a five-year adjustable rate loan for Dr. Miletich’s anticipated purchase of a new primary residence. The Company funded the loan in accordance with its obligations under the letter agreement in October 2002.

Philanthropy

      In 2000, the Company established a $2,000,000 endowed professorship at the California Institute of Technology (“Cal Tech”) in honor of Gordon Binder, the Company’s former Chairman and Chief Executive Officer. The endowment is to be paid in installments beginning in 2000. As of December 31, 2003, the Company has paid $1,500,000 under this endowment. Dr. Baltimore, a member of the Board since June 1999, has been the President of Cal Tech since December 1996.

      The Amgen Foundation (the “Foundation”) supports causes dedicated to enriching the quality of life in the community and makes contributions to regional and national nonprofit organizations that complement Amgen’s dedication to significantly improving people’s lives. In furtherance of these efforts, during fiscal year 2003, the Foundation made a charitable grant of $500,000 to The UCSB Foundation, on whose Board of Trustees Mr. Gluck, a member of the Board, serves; a charitable grant of $1,035,892 to the California Science Center, on whose Board of Directors Dr. Fabrizio Bonanni, Senior Vice President, Manufacturing, serves; and a charitable grant of $250,000 to the Children’s Hospital of Los Angeles, on whose Board of Trustees Dr. Joseph P. Miletich, Senior Vice President, Research and Preclinical Development, serves.

Other Relationships

      Amy Choate and Charles Lear, daughter and son-in-law, respectively, of Mr. Choate, a member of the Board of Directors, are employed by the Company as a human resources manager and as a manager of information systems communications, respectively. In 2003, Ms. Choate and Mr. Lear were paid $124,561 and $109,771, respectively, in salary and bonus. In 2003, Ms. Choate and Mr. Lear also participated in the Company’s periodic stock option program.

      On March 2, 2001, the Company signed a letter agreement with Dr. Joan Kreiss, the spouse of Dr. Perlmutter, Executive Vice President, Research and Development, regarding possible funding of research grants for certain scientific work conducted by Dr. Kreiss. Under the terms of the letter agreement, if Dr. Kreiss relocates to Southern California, the Company will work with Dr. Kreiss and any new university with which she affiliates to try to obtain fellowships or grants to replace those that Dr. Kreiss is unable to transfer, if any. In addition, if replacement fellowships or grants cannot be obtained from other sources, the Company, as part of its general scientific research mission or through its charitable contribution programs, will work with Dr. Kreiss and the new university with which she affiliates to fund any deficits or grants which are attributable to fellowships or grants that she is not able to transfer, up to an amount not to exceed $1,250,000 per year for a period of five years from the date that Dr. Kreiss assumes a new position in Southern California. The Company has not funded any amounts pursuant to this agreement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with the NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by it, and written representations from certain Reporting Persons that no other reports were required for those persons, the Company believes that, during the year ended December 31, 2003, the Reporting Persons met all applicable Section 16(a) filing requirements, except for Mr. Sharer who, in February 2004, filed a late Form 5 covering a gift of 10,000 shares of Common Stock to the U.S. Naval Academy made in May 2000, and a gift of 10 shares of Common Stock made to a family member in September 2001.

Stockholder Proposals and Nominations

      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders. To be eligible for inclusion in the Company’s 2005 proxy statement, your proposal must be received by the Company no later than December 10, 2004, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company’s proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8.

      In addition, the Company’s Bylaws contain an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, including nominations, and not included in the Company’s proxy statement. If you would like to nominate a director or bring any other business before the stockholders at the 2005 Annual Meeting, you must comply with the procedures contained in the Bylaws and you must notify the Company in writing and such notice must be delivered to or received by the Secretary no later than 90 days prior to the 2005 Annual Meeting.

      The Bylaws provide that nominations may be made by the Board, by a committee appointed by the Board or any stockholder entitled to vote in the election of directors generally. Stockholders must provide actual written notice of their intent to make nomination(s) to the Secretary of the Company no later than 90 days prior to the relevant annual meeting. Each such notice must set forth (a) the name and address of the stockholder who intends to make the nomination(s) and the person(s) to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s))

pursuant to which the nomination(s) are to be made by the stockholder; (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected. Any candidates recommended by stockholders for nomination by the Board will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

      You may write to the Secretary of the Company at the Company’s principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 27-4-A, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Communication with the Board

      The Company’s annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, or the directors as a group, by sending such written communication to the Secretary of the Company at the Company’s principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 27-4-A. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.

Householding of Proxy Materials

      The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, Mail Stop 38-3-B, or contact Investor Relations by telephone at (805) 447-3352. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By Order of the Board of Directors

DAVID J. SCOTT
Secretary

April 9, 2004

Appendix I

AMGEN INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

Purpose

      The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company as required by the rules and regulations of The Nasdaq Stock Market, Inc. (the “NASDAQ”). In addition, the Committee assists the Board of Directors (the “Board”) in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of financial accounting and reporting, the underlying internal controls and procedures over financial reporting, and the audits of the financial statements of the Company.

Membership

      The Committee must be composed of at least three (3) members of the Board, one (1) of whom shall be designated as the Chair. Each member of the Committee must possess the necessary skills in finance or accounting as required by the rules and regulations of the NASDAQ, and, in addition, at least one (1) member shall possess such additional financial experience as required by the rules and regulations of the NASDAQ.

      Each member of the Committee shall qualify as independent under the rules and regulations of the NASDAQ and the Securities and Exchange Commission (the “SEC”).

Meetings and Procedures

      The Committee will meet at least four (4) times each year, with additional meetings held as deemed necessary.

      The Committee shall maintain written minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

      The Chair of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Board.

Responsibilities

      The Committee shall carry out its responsibilities through its interactions and discussions with the Company’s management, internal auditors and independent auditors, as outlined below. The Committee may also engage independent counsel and other advisors, as it deems necessary.

      The Committee shall be the party to whom the independent auditors report and to whom they are ultimately accountable in connection with their audit of the Company’s annual financial statements and related services. In this regard, the Committee has sole authority for the appointment, compensation, retention and oversight of the work of the independent auditors, and, where appropriate, for replacing the independent auditors. The Committee will review with the independent auditors any audit problems or disagreements between management and the independent auditors regarding accounting, financial reporting and related matters and management’s responses to such matters.

      The Committee will have full access to the Company’s books and records.

      As required by applicable laws, rules and regulations of the SEC, the Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

      In carrying out its responsibilities, the Committee shall be responsible for:

      1.     Fostering an environment conducive to open and frank discussion among management, the internal auditors, the independent auditors, and the Committee members.

      2.     Meeting periodically with management, the internal auditors and the independent auditors in separate executive sessions to discuss matters which the Committee members or these groups believe should be discussed privately.

      3.     Providing feedback, at least annually, to the internal auditors and the independent auditors on their performance.

      4.     Reviewing and discussing with the internal auditors their annual audit scope and plan, including any changes thereto.

      5.     Discussing, at least annually, with the internal auditors significant findings resulting from their audits.

      6.     Discussing at least annually with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company’s internal controls over financial reporting, disclosure controls and procedures, the integrity of its financial reporting processes, and the adequacy of its risk management programs and policies, including recommendations for any improvements in these areas.

      7.     Reviewing with the independent auditors their audit scope and plan with respect to their audit of the Company’s annual financial statements and their reviews of the Company’s unaudited quarterly financial statements, including any changes thereto.

      8.     Before the independent auditors are engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement as required by the rules and regulations of the SEC. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.

      9.     Obtaining and reviewing, at least annually, a report from the independent auditors describing (i) the auditing firm’s internal quality control procedures, and (ii) any material issues raised by the auditing firm’s internal quality control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to the audit of the Company. The Committee will also review steps taken by the auditing firm to address findings in any of the foregoing reviews.

      10.     Reviewing and discussing with management the Company’s financial results, including a draft of the earnings press releases, prior to issuing the Company’s quarterly and year-end earnings press releases.

      11.     Reviewing and discussing with management and the independent auditors all significant matters related to the independent auditors’ review of the unaudited balance sheet and statement of operations, prior to the Company issuing the quarterly earnings press releases.

      12.     Prior to the Company filing the Annual Report on Form 10-K (the “Form 10-K”), including the Management’s Discussion and Analysis of Financial Condition and Results of Operation section, with the SEC:

A.	Reviewing and discussing the Company’s audited annual financial statements included in the Form 10-K with management and the independent auditors.

B.	Discussing with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

C.	Discussing all relationships between the independent auditors and the Company, as disclosed in the written statement provided by the independent auditors in accordance with the requirements of Independence Standards Board Standard No. 1, as modified or supplemented, which may impact the independence of the independent auditors and taking, or recommending that the Board take appropriate action, if needed, to oversee the independence of the independent auditors.

D.	Based on the results of the review and discussions in A, B, and C above, determine whether to recommend to the Board that such financial statements be included in the Form 10-K for filing with the SEC.

      13.     For the purposes of disclosure in the Company’s proxy statement:

A.	Providing a report from the Committee to be included in the Company’s proxy statement related to the performance of certain of the Committee’s responsibilities, as required by the rules and regulations of the SEC.

B.	The Committee shall, if applicable, consider whether the independent auditors’ provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditors.

      14.     Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, as required by the rules and regulations of the SEC.

      15.     Reviewing with the independent auditors, as required by the rules and regulations of the SEC:

A.	All critical accounting policies and practices used by the Company,

B.	All alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and

C.	Other material written communications between the independent auditors and management.

      16.     Establishing policies for the hiring of employees or former employees of the independent auditors, as required by the rules and regulations of the SEC.

      17.     Reviewing and approving all related party transactions, as required by the NASDAQ.

      18.     Reviewing and approving any material off-balance sheet arrangements or other material financial arrangements of the Company that do not appear on the financial statements of the Company.

      The Committee shall conduct an annual evaluation of the effectiveness of the Committee.

      The Committee shall review and reassess the Committee’s charter at least annually, and submit any recommended changes to the Board for its consideration.

Appendix II

GUIDELINES FOR MEMBERSHIP ON THE BOARD OF DIRECTORS

      These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

      1.     Candidate Qualifications

           In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.

           In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The Nasdaq Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.

      2.     Candidate Identification and Evaluation Process

           (a) For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

           (b) In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

© 2004 Amgen Inc. All Rights Reserved

P50206-6 800 M/4-01

AMGEN INC.

One Amgen Center Drive, Thousand Oaks, CA 91320-1799

PROXY SOLICITED BY BOARD OF DIRECTORS

For the Annual Meeting of Stockholders—May 13, 2004

     Kevin W. Sharer, Richard D. Nanula and David J. Scott (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the Annual Meeting of Stockholders of Amgen Inc., to be held at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401, at 10:30 A.M. local time, on Thursday, May 13, 2004, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF STOCKHOLDERS OF

AMGEN INC.

May 13, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê  Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect four directors for a three year term expiring at the Annual Meeting of Stockholders in 2007.

NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	Mr. Frank J. Biondi, Jr Mr. Jerry D. Choate Mr. Frank C. Herringer Dr. Gilbert S. Omenn
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “FOR ALL EXCEPT” and write such nominee(s) below:

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2004:	☐	☐	☐

3.	STOCKHOLDER PROPOSALS:
	Stockholder Proposal #1 (EEO-1 Report):	☐	☐	☐

	Stockholder Proposal #2 (Stock Option Expensing):	☐	☐	☐

In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any continuation, postponement or adjournment thereof. The Board of Directors at present knows of no other business to be presented at the Annual Meeting of Stockholders.

This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named nominees, FOR ratification of the selection of Ernst & Young LLP, and AGAINST Stockholder Proposals #1 and #2. The Board of Directors recommends a vote FOR election of the nominees for director, FOR ratification of the selection of Ernst & Young LLP, and AGAINST Stockholder Proposals #1 and #2.

As of the date hereof, the undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders to be held May 13, 2004, the Proxy Statement and the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2003.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person, stating title.

BUSINESS REPLY MAIL

FIRST-CLASS MAIL PERMIT NO. 67 THOUSAND OAKS, CA
             POSTAGE WILL BE PAID BY ADDRESSEE

M/S 38-3-B
CORPORATE COMMUNICATIONS
AMGEN INC
ONE AMGEN CENTER DR
THOUSAND OAKS CA 91320-9905

NO POSTAGE
NECESSARY
IF MAILED
IN THE
UNITED STATES

Only Amgen stockholders with admittance tickets will be admitted to the Annual Meeting of Stockholders. If you come to the meeting and do not have an admittance ticket, you will be admitted only upon presentation of proper identification and evidence of stock ownership on March 19, 2004.

☐	Please send me an admittance ticket for the Amgen Inc. Annual Meeting of Stockholders to be held on Thursday, May 13, 2004 in Santa Monica, California.

Name		(Please print)

Address

( )

City	State	Zip	Telephone No.

YOU DO NOT NEED TO RETURN THIS CARD IF YOU DO NOT PLAN TO ATTEND THE
ANNUAL MEETING OF STOCKHOLDERS.